CERTIFICATE OF AMENDMENT
                                       to
                          CERTIFICATE OF INCORPORATION
                                       of
                               SYNERGY BRANDS INC.

     Synergy Brands Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Synergy Brands Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: that this corporation shall and is hereby authorized to amend its Certificate of Incorporation to increase the amount of authorized stock available to be issued by this corporation from 30,000,000 shares of stock to 60,000,000 shares of stock divided into 49,900,000 shares of Common Stock, 100,000 shares of Class A Preferred Stock and 10,000,000 shares of Class B Preferred Stock, the intended purpose of such amendment being to allow the issuance of further securities to facilitate processing of this corporation's business expansion opportunities and satisfy further diversified investment interest to raise working capital. The Certificate of Incorporation of this corporation be so amended by:

     1. Changing the first Paragraph of Article FOURTH therein, first sentence therein to read as follows.

     "The total number of shares of stock which the corporation shall have authority to issue sixty million (60,000,000)."

     2. Changing the paragraph in article numbered FOURTH which now reads.

     "The 30,000,000 authorized shares shall be divided into 29,900,000 common shares, par value $.001 per share and 100,000 Class A Preferred Stock, par value $.001 per share"

     so that, as amended, said paragraph shall be and read as follows:

     "The 60,000,000 authorized shares shall be divided into 49,900,000 common shares, par value $.001 per share, 100,000 Class A Preferred Stock, par value $.001 per share and 10,000,000 Class B Preferred Stock, par value $.001 per share."

                                     EX-3.1

     3. Adding to Article Fourth the Following language:

     "10,000,000 shares of the stock authorized to be issued by this corporation as Class B Preferred Stock shall have the following provisions applicable there to, unless and until such provisions shall be changed by further resolution of this corporation's Board of Directors as to any stock of the class remaining authorized but unissued:

     The Class B Preferred Stock shall be issued in one or more series. The Board of Directors is hereby expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the determination of any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:

     a. The number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

     b. The annual dividend rate on the shares of that series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

     c. The redemption price or prices for the particular series, if redeemable, and the terms and conditions of such redemption;

     d. The  preference,  if any,  of shares of such  series in the event of any
voluntary  or  involuntary  liquidation,   dissolution  or  winding  up  of  the
Corporation;

     e. The voting rights, if any, in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

     f. The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

     g. Any other relative rights, preferences and limitations of that series.

     RESOLVED: that the consent of shareholders of this corporation be requested to adopt the above resolutions, where necessary in accord with the General Corporation Law of the State of Delaware.

     SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation of Law of the State of Delaware (the "GCL"), by consent of a majority of the votes represented by outstanding stock entitled to vote thereon given at the annual meeting of Shareholders held in accordance with the provisions of Section 222 of the GCL.

                                     EX-3.1

     THIRD: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS OF, said corporation has caused this certificate to be signed by Henry Platek, its President, and Mitchell Gerstein, its secretary, this day of , 2000.

                                         by /S/ Henry Platek
                                         ------------------------------
                                                Henry Platek, President


                                          by /s/ Mitchell Gerstein
                                          ----------------------------------
                                                Mitchell Gerstein, Secretary

                                     EX-3.1